Exhibit 99.1

CONTACT:	Thomas M. Kitchen	FOR IMMEDIATE RELEASE
Stewart Enterprises, Inc.
1333 S. Clearview Parkway
Jefferson, LA 70121
504-729-1400
STEWART ENTERPRISES, INC. ANNOUNCES RETENTION OF GOLDMAN, SACHS & CO. AND
SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
JEFFERSON, La.—(BUSINESS WIRE)—August 28, 2008 — Stewart Enterprises, Inc. (Nasdaq GS:STEI) today announced that its committee of independent directors has retained Goldman, Sachs & Co. as financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP as special legal counsel, in connection with the Board’s evaluation of strategic alternatives available to the Company to maximize shareholder value. The Board previously announced the formation of the Committee in connection with its consideration of the letter from Service Corporation International dated July 21, 2008.
The Committee has commenced the process of working with its advisors and management to collect information and analyze all strategic alternatives available to the Company. The Committee will conduct a thorough evaluation of all strategic alternatives to determine the course of action that is in the best interests of the Company’s shareholders. Neither the Committee nor the Board intend to provide any update with respect to the Committee’s review of potential strategic alternatives until the Board has approved a definitive course of action.
Chairman of the Board Frank B. Stewart, Jr., who currently controls approximately 34% of the Company’s voting power, has advised the Board that he is fully supportive of the process being undertaken by the Committee, has not made any decisions regarding the outcome of the process, and plans to wait until the Board has had the opportunity to review the appropriate information and analysis presented by the Committee to the full Board before making any decisions regarding his plans or views.
Founded in 1910, Stewart Enterprises is the second largest provider of products and services in the death care industry in the United States, currently owning and operating 221 funeral homes and 139 cemeteries. Through its subsidiaries, the Company provides a complete range of funeral merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.